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                                                                   Exhibit 10.71

                    [ENGLISH SUMMARY OF THE HEBREW ORIGINAL]


                    AGREEMENT OF LEASE DATED AUGUST 22, 2001
                                               BETWEEN
                AVIOD BUILDING AND EARTHWORKS COMPANY LTD. ET AL.
                                       AND
                        M.D.T. PROTECTIVE INDUSTRIES LTD.


     Summary of a Rental Agreement made and entered into in Tel Aviv on the 27th day of August 2001 between Aviud Building and Earthworks Company Ltd et al. (the "Lessor") and M.D.T. Protective Industries Ltd. (the "Lessee").

     1. Demised Premises. The section of land 1 and 2 in section 3990, found in the Northern Industrial Park, Lod, totaling 847 square meters.

     2. Rental Period. The rental period will be for a period of 18 months from the date, starting on the date of exchange in according to the conditions set out in the agreement. The Lessee has the right to extend the rental period under the same conditions for an additional two 12-month periods, which will renew automatically, unless the Lessee sends a letter in writing to the Lessor 90 days before the end of the first rental period, before the end of the lease. Prior to the cessation of the relevant rental period the Lessee has to ensure that the guarantees that were given at the beginning of the period will cover the extended period. This includes post-dated checks for the rent. The Lessor agrees that it will release the property no later than 15 days from the date agreed

     3. Rent. Rent payable for the contractual period is $5.313 (equivalent in New Israeli Shekels, based on the Bank of Israel exchange rate) per square meter ($4,500). In addition to the rent payable, the Lessee is obligated to pay all other taxes and all local authority fees during the rental period in addition to all amenities, water, gas, electricity etc. including insurance. The Lessee will also pay the management company should it exist and should payment to them be necessary.

     4. Renovations, Etc. The Lessor is responsible for any basic renovations in infrastructure as outlined. The Lessee or their representative is obligated not to interfere with these works till they have been completed. The Lessee is responsible for all the internal renovations and plans shall be provided to the Lessor ahead of time for their approval.

     5. Guarantees. The Lessee will provide the Lessor with a bank guarantee and a personal guarantee.

     6. Miscellaneous. All correspondence will be sent according to the addresses set out in this contract above and will be used for all legal transactions, or warning or request which could arise out of this contract. Cancellation of the lease is 14 days ahead, whereby the Lessee informs the Lessor to remove itself from the building and return the property to the Lessor in each one of the following conditions: there is a breach of contract; the Lessor breached the contract and did not rectify the breach within the 14 day period; the Lessor or one of the parties dies or declares bankruptcy.


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